EXHIBIT 10.1

FORM OF PURCHASE AGREEMENT BETWEEN REGISTRANT AND X-RAY TECHNOLOGIES, INC.

PURCHASE AGREEMENT

               THIS PURCHASE AGREEMENT (this "Agreement") is made as of the __ day of November, 2000 by and between X-Ray Technologies, Inc., a ___________________ corporation, and a wholly owned subsidiary of Oxford Instruments plc, having a principal place of business at 275 Technology Circle, Scotts Valley, CA 95066 (the "Purchaser"), and Field Emission Picture Element Technology, Inc., a wholly owned subsidiary of SI Diamond Technology, Inc., a Texas corporation, having a principal place of business at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (the "Seller") (collectively the "Parties" or "parties").

RECITALS

              WHEREAS, Purchaser desires to purchase carbon cold cathodes, as hereinafter defined, from Seller, under the terms and conditions more specifically set forth hereafter;

              WHEREAS, Seller agrees to sell carbon cold cathodes, as hereinafter defined, to Purchaser under the terms and conditions more specifically set forth hereafter;

              NOW, THEREFORE, in consideration of the promises and of the mutual undertakings and obligations of the parties hereinafter set forth, it is hereby agreed and covenanted as follows:

Article I - Definitions

1.1                "Effective Date" means the date that this Agreement is executed by both parties.

1.2               "Carbon Cold Cathode" means a single field emission cold cathode device comprised of a carbon based emitting material deposited on a substrate, developed and produced by Seller.

1.3               "Carbon Cold Cathode Product" means any x-ray tube which incorporates or employs or is made with the benefit of a Carbon Cold Cathode in the Technical Field, and which Carbon Cold Cathode is supplied by Seller to Purchaser.

1.4               "Cold Cathode Technology" means certain proprietary technology and know-how and improvements and enhancements related to the manufacture and use of a Carbon Cold Cathode.

1.5               "Territory" means the World.

1.6               "Technical Field" means instrumentation using x-ray sources for thickness gauging, radiography inspection and spectroscopy applications, where the Carbon Cold Cathodes replace the current technology that utilizes radioactive isotopes.

1.7               "Gross Selling Price" means at least the fair market value of the Carbon Cold Cathode Products, that is, the selling price which would result from an unaffiliated buyer in an arm's length sale of the substantially identical product in the same country, in the same quantity and at the same time subject to the same royalty.

1.8               "Sales Price" means the Gross Selling Price for the Carbon Cold Cathode Products, less accepted returns from customers, excise, sales or use taxes, customs duties and consulor fees, and transportation and insurance costs.

Article II B Purchase of Carbon Cold Cathodes

2.1                Terms

                     (a)               Purchaser shall use its best efforts to market Carbon Cold Cathode Products.

                     (b)               Carbon Cold Cathodes shall be purchased by Purchaser from Seller under purchase orders, which will be in writing and will contain quantity and delivery terms. Purchaser may cancel a purchase order by providing written notice to Seller at any time prior to the delivery date of the Carbon Cold Cathodes ordered within the purchase order. In the event Purchaser cancels a purchase order, Purchaser shall pay a cancellation fee equal to Seller's applicable engineering charges for manufacturing the Carbon Cold Cathodes for the canceled purchase order, but no more than the total price of the Carbon Cold Cathodes ordered by the purchase order. Additional or different preprinted terms of the purchase orders, acknowledgments, or confirmations, whether or not signed or accepted, will not supplement or supercede the terms of this Agreement unless solely agreed in a separate, signed amendment. Title and risk of loss or damage to the Carbon Cold Cathodes purchased under this Agreement shall pass to Purchaser upon shipment of the Carbon Cold Cathodes to Purchaser FOB Seller's plant or warehouse. The cost of packing, crating, freight and in-transit insurance incurred by Seller is an additional charge and will be added to the sales prices, reimbursed upon request, or paid by Purchaser directly.

                       (c)               For each purchase order issued by Purchaser to Seller for Carbon Cold Cathodes, the purchase price shall be in accordance with the following schedule:
(i)	quantity 1- 50: $80 per Carbon Cold Cathode;
(ii)	quantity 51-199: $75 per Carbon Cold Cathode;
(iii)	quantity 200-299: $70 per Carbon Cold Cathode;
(iv)	quantity 300-499: $65 per Carbon Cold Cathode; and
(v)	quantity 500+: $60 per Carbon Cold Cathode.

                       (d)                Subject to Sections 2.1(f) and 3.2, in addition to the purchase prices for Carbon Cold Cathodes as set forth in this Section 2.1, Purchaser further agrees to pay to Seller a two percent (2%) royalty on all Carbon Cold Cathode Products sold, licensed or otherwise disposed of to any party, including any third party, by Purchaser.

                       (e)                Purchaser has entered into a development agreement with an end user manufacturer of radiation therapy systems. In furtherance of this development agreement, Purchaser is developing an x-ray tube for use in radiation therapy, with the purpose of replacing radioactive isotopes for use in intra-cavity radiation therapy. Seller agrees to allow Purchaser to use Carbon Cold Cathodes to produce x-ray tubes for this intra-cavity radiation therapy application for research and development purposes only; and such Carbon Cold Cathodes may not be used to manufacture or develop such x-ray tubes for commercial purposes. Purchaser agrees to introduce Seller to such end user manufacturer and pursue in good faith a mutually acceptable agreement between Purchaser, Seller and such end user manufacturer whereby Seller will be the exclusive supplier of Carbon Cold Cathodes to replace the current technology that utilizes radioactive isotopes for intra-cavity radiation therapy. Seller will not publicly disclose the nature of this development effort without the prior written consent of Purchaser.

                      (f)               During the first year of this Agreement beginning with the Effective Date, Purchaser shall purchase a minimum of three hundred (300) Carbon Cold Cathodes from Seller in accordance with the terms of this Agreement. The two percent (2%) royalty set forth in Section 2.1(d) will not accrue on Carbon Cold Cathode Products manufactured with the three hundred (300) Carbon Cold Cathodes purchased under this Section 2.1(f), except that the two percent (2%) royalty set forth in Section 2.1(d) shall accrue on Carbon Cold Cathode Products manufactured with Carbon Cold Cathodes purchased under this Section 2.1(f) subsequent to Purchaser's termination or fulfillment of Purchaser's obligation to East/West as set forth in Section 3.1. The royalty set forth in Section 2.1(d) will again accrue on Carbon Cold Cathode Products manufactured with Carbon Cold Cathodes purchased after the initial three hundred (300) minimum in this Section 2.1(f), regardless of the status of Purchaser's obligation to East/West as set forth in Section 3.1.

2.2               Accrual of Royalties

                    Subject to Section 2.1(d), royalties shall accrue on all Carbon Cold Cathode Products sold, licensed or otherwise disposed of to any party, including any third party, by Purchaser. Obligations to pay accrued royalties shall survive termination of this Agreement. "Disposed of" means (1) Carbon Cold Cathode Products not sold but delivered by Purchaser to others (including corporate affiliates and deliveries for export), regardless of the basis for compensation, if any; and (2) Carbon Cold Cathode Products not sold or licensed as such but sold or licensed by Purchaser as components or constituents of other products. Whether Carbon Cold Cathode Products are either sold, licensed or otherwise disposed of to any party as set forth in this Agreement, the royalty to be paid by Purchaser to Seller shall be based on the Sales Price for such Carbon Cold Cathode Products sold, licensed or otherwise disposed of to any party.

2.3               Payment of Purchases and Royalties

                    Payment of  purchases are due within forty-five (45) days following delivery of the purchased Carbon Cold Cathodes. Payments not made during such forty-five (45) day period shall be subject to a two percent (2%) per month late payment charge or such lesser maximum amount as may be allowed under Texas law. Payment of royalties are due upon the delivery of a report as set forth in Section 9.2 by Purchaser to Seller detailing the quantity of Carbon Cold Cathode Products sold or licensed to any party, including any third party, by Purchaser. Royalty payments not paid by Purchaser upon the delivery of the report as set forth in Section 9.2 shall be subject to a two percent (2%) per month late payment charge or such lesser maximum amount as may be allowed under Texas law. Reports shall be furnished to Seller no later than thirty (30) days following the end of each quarterly period in each year from the Effective Date as set forth in Section 9.2.

2.4               Right of First Refusal

                    Subject to Section 3.2, if Seller provides written notification of a potential customer for one or more Carbon Cold Cathode Products for use in the Technical Field, then Purchaser shall have fifteen (15) days to sell such Carbon Cold Cathode Product(s) to such potential customer; otherwise, Seller will be free of any restrictions to seek any avenue it desires to fulfill any and all demands by such potential customer for Carbon Cold Cathode Product(s) for use in the Technical Field.

                     Subject to Section 3.2, if Seller provides written notification of a potential customer for Carbon Cold Cathodes in the Technical Field, then Purchaser shall have sixty (60) days to order from Seller the same volume of Carbon Cold Cathodes as offered by the potential customer under the same or better terms; otherwise, Seller will be free of any restrictions to enter into an agreement with such potential customer or to pursue such market.

2.5               Taxes

                     Purchaser shall be solely responsible for any applicable sales or use or other like taxes based upon or measured by the royalty fees paid by Purchaser to Seller or the purchases of the Carbon Cold Cathodes from Seller by Purchaser.

2.6               Nonpayment

                    If Purchaser fails to pay any past-due amount payable under this Agreement (including interest thereon), then in addition to all other rights and remedies that Seller may have at law or in equity, Seller may, in its sole discretion terminate this Agreement.

Article III - Obligations and Restrictions of Purchaser

3.1              Purchases

                    Subject to Section 3.2, Purchaser shall purchase Carbon Cold Cathodes exclusively from Seller and shall not make any further purchases from a third party of products that are materially related to the Carbon Cold Cathodes or to the technology of the Carbon Cold Cathodes, except solely to the extent necessary for Purchaser to fulfill the obligation made, previous to the Effective Date, by Purchaser to East/West Technology Partners, Ltd. ("East/West") to purchase three hundred (300) cathodes of which twenty-five (25) cathodes have already been purchased by Purchaser. Purchaser is obligated to notify Seller in writing within three (3) days after Purchaser has either terminated or fulfilled such obligations to East/West.

3.2              Purchases of Cathodes

                    At Seller's sole discretion, and upon thirty (30) days prior written notice from Seller to Purchaser, Seller may release Purchaser from the restriction set forth in Section 3.1. Sections 2.1(d), 2.4, 5.1, 7.1, 9.2, and Article IV shall not apply if Seller has released Purchaser from the restriction set forth in Section 3.1.

3.3              Limited Use of Carbon Cold Cathodes

                    Purchaser shall use the Carbon Cold Cathodes to manufacture, use, and sell, license or otherwise dispose of Carbon Cold Cathode Products for use only in the Technical Field. This Agreement shall not be construed to grant to Purchaser any license or any other rights in Seller's patents, trademarks, copyrights, trade secrets, proprietary technology or know-how, or any other intellectual property rights except as expressly stated herein.

Article IV -- Obligations and Restrictions of Seller

                    Subject to Sections 2.4 and 3.2, Seller shall not license the technology of the Carbon Cold Cathodes to a third party for use in the Territory in the Technical Field.

Article V -- Limitation of Warranty

5.1              Warranty of Noninfringement

                    Subject to Section 3.2, Seller warrants to Purchaser that the Carbon Cold Cathodes as delivered to Purchaser and when properly used for the purpose and in the manner specifically set forth in the Technical Field do not infringe any United States patent existing at the time of the Effective Date.

5.2              Novelty

                    Seller does not warrant the novelty of the Carbon Cold Cathodes or the Cold Cathode Technology.

5.3              Warranty Period

                    Seller warrants that the Carbon Cold Cathodes sold to Purchaser will be in good operating condition, free from defects in materials and workmanship, and will perform in material respects in accordance with the Specifications as set forth in Exhibit A for a period of six (6) months from delivery. The Parties shall agree on the scope of the Specifications at the time that a Carbon Cold Cathode Product is first ready for commercial production. If the Seller receives notice of such defects during the warranty period, Seller shall repair or replace the defective Carbon Cold Cathode at no additional charge. If Seller is unable, within a reasonable time, to repair or replace the Carbon Cold Cathode to a condition as warranted, Purchaser shall be entitled to a refund of the purchase price of the Carbon Cold Cathode paid to Seller upon return of the defective Carbon Cold Cathode to Seller.

5.4              Exclusions

                    Seller shall not be responsible for the obsolescence of the Carbon Cold Cathodes that may result from changes in Purchaser's requirements. Seller shall not be responsible for causes of action resulting from use of the Carbon Cold Cathodes other than as intended under the terms of this Agreement. Seller shall not replace a defective Carbon Cold Cathode as long as the defect is a result of mishandling, abuse, misuse or improper storage, installation, maintenance or operation.

5.5               Disclaimer

                    SUBJECT TO SECTION 5.3, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS, AND WARRANTIES WITH RESPECT TO THE CARBON COLD CATHODES INCLUDING THEIR CONDITION, THEIR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, ANY NEGLIGENCE, AND THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

5.6              Cumulative Liability

                    EXCEPT FOR BREACH OF WARRANTY UNDER SECTION 5.1, IF APPLICABLE IN ACCORDANCE WITH SECTION 3.2, THE CUMULATIVE LIABILITY OF SELLER TO PURCHASER FOR ALL CLAIMS RELATING TO THE CARBON COLD CATHODE PRODUCTS AND THIS AGREEMENT, INCLUDING ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR STRICT LIABILITY, SHALL NOT EXCEED THE PURCHASE AMOUNTS RECEIVED BY SELLER FROM PURCHASER UP TO THE DATE OF LIABILITY. THIS LIMITATION OF LIABILITY IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.

Article VI - Limitation of Liability

                    IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES, INCLUDING (WITHOUT LIMITATION) DAMAGES FOR LOSS OF REVENUE, COST OF CAPITAL, CLAIMS OF CUSTOMERS FOR SERVICE INTERRUPTIONS OR FAILURE OF SUPPLY.

Article VII - Indemnification

7.1              Indemnification Related to Infringement

               Subject to Section 3.2, provided that (i) Seller is notified promptly in writing by Purchaser, (ii) Purchaser cooperates reasonably at Seller's expense, and (iii) Seller has sole control over the defense and settlement of such claims, then in the event of a claim for the violation of the warranty of noninfringement in Section 5.1 above, Seller shall settle or defend such claim or action and, if not settled, shall pay all finally awarded costs, fees (including legal fees) and damages. Seller shall have no liability under this Section 7.1 unless Purchaser gives written notice to Purchaser within thirty (30) days after Purchaser receives notice of the initiation of any applicable infringement claim which has been initiated against Purchaser and allows Seller to have sole control of the defense or settlement of the claim. Purchaser has the right to participate in the defense of any suit or proceeding provided that Purchaser shall be responsible for all of its own attorney's fees and related expenses. Seller shall not be responsible for any settlement made by Purchaser without Seller's prior written consent. If any applicable infringement claim is initiated, or in Seller's sole opinion is likely to be initiated, then Seller shall have the option, at its expense, to:

               a.               modify or replace all, or the infringing part, of the Carbon Cold Cathode so that it is no longer infringing, provided that the Carbon Cold Cathode functionally does not change in any material adverse respect; or

               b.               procure for Purchaser the right to continue using the infringing part of the Carbon Cold Cathode.

7.2              Exclusion for Unauthorized Actions

              Seller shall have no liability under any provision of this Agreement with respect to any performance problem, claim of infringement, or other matter to the extent that such problem, claim, or other matter is caused by or substantially contributed to by any unauthorized or improper use or modification of the Carbon Cold Cathode outside of the scope of the Specifications or any breach of this Agreement by Purchaser.

Article VIII - Confidentiality

8.1               Confidential Information

              For purposes of this Agreement, "Confidential Information" shall mean any information (1) related to (a) technical information, including, but not limited to, specifications, processes, know-how, trade secrets, and product plans, (b) quality information, including, but not limited to, quality assurance data, plans, and processes, and business information, including, but not limited to, forecasts, cost information, and client lists, as well as any other information labeled "Confidential" or provided to the receiving party with reference to this Agreement, and (2) which is disclosed on tangible media conspicuously identified as "confidential," or if orally disclosed or disclosed by demonstration or observation (other than data disclosed on a tangible media), which is identified as "confidential" at the time of disclosure and is confirmed as such, in writing, within 30 days thereafter. Confidential Information also includes the Cold Cathode Technology.

8.2               Limited Disclosure and Use

               Each party acknowledges that it is to be given access to Confidential Information. For a period of ten (10) years from the date of disclosure of any Confidential Information, the party who has received Confidential Information from the other disclosing party (the Receiving Party) agrees that:

               a.             it will not disclose the Confidential Information received hereunder to any third party;

               b.              it will not copy or modify the Confidential Information, or any copy, adaptation, transcription, or merger portion thereof, except as expressly authorized by the disclosing party;

               c.              it will not use for its benefit, or the benefit of any third party, any of the Confidential Information, except as set forth in this Agreement or any other agreement between the parties;

              d.              it will not compete with the disclosing party in connection with any of the Confidential Information, except as set forth in this Agreement or any other agreement between the parties.

8.3             Exceptions

             The receiving party's obligation to hold the Confidential Information disclosed to the receiving party in confidence will not apply to information:

             a.              which the receiving party can show was in the public knowledge or literature at the time of disclosure hereunder, or

             b.              which the receiving party can show was already in the receiving party's possession at the time of disclosure hereunder without obligation of confidentiality, or

             c.              subsequent to its disclosure hereunder and without fault of the receiving party becomes part of the public knowledge, or

            d.              is disclosed to the receiving party by a third party without obligation of confidentiality, the third party having legal right to do so.

             Nothing in this Article VIII shall restrict either party's obligations to disclose the terms of this Agreement as may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority.

             For purposes of this Section, specific disclosures made hereunder shall not be deemed to be within the above exceptions merely because they are embraced by general disclosures in the public knowledge or literature or in the receiving party's possession, and any combination of features disclosed hereunder shall not be deemed within the above exceptions merely because individual features are in the public knowledge or literature or in the receiving party's possession.

8.4             Notification

             The receiving party will immediately notify the disclosing party upon discovery of any unauthorized use or disclosure of the disclosing party's Confidential Information, or any breach of this Article by the receiving party, and the receiving party will cooperate with the disclosing party in every reasonable way to aid the disclosing party to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

8.5            Restricted Disclosure

             The receiving party agrees to restrict disclosure of the disclosing party's Confidential Information to only those of the receiving party's employees who have a need to know such information to carry out the purposes of this Agreement.

8.6             Unauthorized Disclosure or Use

             The receiving party acknowledges that all Confidential Information is solely owned by the disclosing party and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Accordingly, the receiving party agrees that the disclosing party will have the right to obtain an immediate injunction enjoining any breach of this Section, as well as a right to pursue any and all other rights and remedies available at law or equity for such a breach.

Article IX -- Records

9.1              Purchaser's Records

             Purchaser shall keep true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of the quantity of Carbon Cold Cathode Products sold or licensed to any party, including any third party, by Purchaser. Following seven days prior written notice to Purchaser, any certified accountant appointed by Seller shall be given access to such records, files and books during usual business hours; provided, however, that such inspection shall be at Seller's expense but shall not occur more often than once every six (6) months. If the audit results indicate that Purchaser has underpaid Seller by ten percent (10%) or more in royalty fees under this Agreement, then Purchaser shall remit to Seller the amount underpaid plus the cost of the examination and audit that led to the discovery that Purchaser had underpaid Seller within ten (10) business days of receiving the results of the audit. If the audit results indicate that Purchaser has underpaid Seller by ten percent (10%) or more in royalty fees under this Agreement, the amount underpaid shall be subject to a two percent (2%) per month late payment charge or such lesser maximum amount as may be allowed under Texas law.

9.2              Purchaser's Reports

             Quarterly, within thirty (30) days after the first days of January, April, July, and October of each year during the continuance of this Agreement, Purchaser shall render written reports stating in each such report the quantities of all Carbon Cold Cathode Products sold or licensed during the proceeding three calendar months, except that the first such report shall cover only the portion of the quarter between the Effective Date of this Agreement and the end of the quarter. Each such report shall be accompanied by remittance in full covering the royalties shown to be due Seller. Royalties paid on Carbon Cold Cathode Products that are returned by customers may be credited against future royalty payments, provided royalties are paid on any such returned Carbon Cold Cathode Products that are later sold or licensed. No royalties may be paid on Carbon Cold Cathode Products furnished to customers without charge to replace returned Carbon Cold Cathode Products on which royalties have been paid, provided no credit is taken against royalty payments for such returned Carbon Cold Cathode Products.

9.3             Terminal Report

             If this Agreement is for any reason terminated before all payments herein provided for have been made, Purchaser shall immediately submit a terminal report and pay to Seller any remaining unpaid balance even though the due date as provided in Section 2.1 has not been reached.

Article X - Termination

10.1             Termination

             This Agreement may be terminated by either party upon the occurrence of the following events:

             a.              Purchaser fails to pay Seller within ten (10) days after Seller makes written demand for any past-due amount payable under this Agreement (including interest thereon) that is not the subject of a good faith dispute as to which the Purchaser has given written notice to Seller explaining its position in reasonable detail.

             b.              Either party breaches, in any material respect, its obligations hereunder and the breaching party fails to cure such breach within a thirty (30) day period immediately following such breach.

             c.              Infringement claim initiated or likely to be initiated as set forth in Section 7.1.

10.2              Notice of Termination

             Either party shall provide thirty (30) days written notice of termination in which the notice shall identify and describe the basis for such termination.

10.3             Survival

             Articles I, VI, VIII, and XI and Sections 2.2, 2.3, 2.5, 5.2, 5.4, 5.5, 5.6, 7.2, 9.1, and 10.3 shall survive termination of this Agreement.

Article XI B Miscellaneous

11.1              Governing Law

             This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to conflict of law principles.

11.2              Jurisdiction and Venue

             Exclusive jurisdiction and venue for all disputes arising under this Agreement shall be with the state or federal courts located in Travis County, Texas, and the parties expressly submit themselves to the personal jurisdiction of such courts.

11.3              Severability

             If any provision of this Agreement shall be held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision shall be deleted and the remainder of this Agreement shall remain in full force and effect.

11.4               Integration

             This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them.

11.5             Alteration

             A provision of this Agreement may be altered only by a writing signed by authorized persons of both Parties.

11.6            Notice

             All notices and communications to be given by each party to the other shall be in writing and addressed respectively to the parties at the following addresses:

To SI Diamond Technology, Inc.:	To X-Ray Technologies, Inc.
Dr. Zvi Yaniv	Bradley Boyer
3006 Longhorn Blvd.	X-Ray Technologies, Inc.
Suite 107	275 Technology Circle
Austin, Texas 78758	Scotts Valley, California 95066

with a copy to:
Kelly Kordzik, Esq.
Winstead Sechrest & Minick, P.C.
100 Congress Avenue, Suite 800
Austin, Texas 78701

11.7              Relationship of Parties

             Nothing in this Agreement shall be construed to constitute or appoint either party as the agent, partner or representative of the other party for any purpose whatsoever, or to grant to either party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

11.8             Headings

             The headings in this Agreement are for purposes of convenience and reference only and are not intended to affect the meaning or interpretation of this Agreement.

11.9              Counterparts

              This Agreement may be executed in duplicate and either copy or both copies are considered originals.

11.10               No Bias

              This Agreement shall be interpreted as written and negotiated jointly by the parties. It shall not be strictly construed against either party, regardless of the actual drafter of the Agreement.

11.11              Force Majeure

             If Seller is unable to perform its obligations under this Agreement due to circumstances beyond its reasonable control (including without limitation, acts of nature, acts of government, labor disputes, delays in transportation, and delays in delivery or inability to deliver by Seller's suppliers), such obligations shall be suspended so long as those circumstances persist, provided that Seller notifies Purchaser promptly of the delay and its causes and uses commercially reasonable efforts to recommence performance without delay.

11.12              Export Controls

             Purchaser shall comply with all relevant U.S. export laws and regulations and will obtain all required export licenses prior to exporting or re-exporting Carbon Cold Cathode Products. Seller does not represent to Purchaser that an export license shall not be required nor that, if required, it shall be issued. Purchaser assumes all responsibility for its exports or re-exports of Carbon Cold Cathode Products.

11.13               Assignment

                       This Agreement may not be assigned by Purchaser without the prior written consent of Seller.

             IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by authorized persons on the respective dates hereinafter set forth.

SI DIAMOND TECHNOLOGY, INC.

_____________________________________
Name: Dr. Zvi Yaniv
Title: President and C.O.O.
Date:

X-RAY TECHNOLOGIES, INC.

_____________________________________

Name: Bradley Boyer
Title:
Date:

OXFORD INSTRUMENTS plc

_____________________________________

Name: ________________________________
Title:
Date:

EXHIBIT A

Specifications